UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 9, 2019
UBIQUITI INC.
(Exact name of registrant as specified in its charter)

001-35300	Delaware	32-0097377
(Commission File Number)	(State or jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
685 Third Avenue, 27th Floor
New York, New York 10017
(Address of principal executive offices, including zip code)
(646) 780-7958
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	UI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging Growth Company [☐ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. [ ]

Item 1.01	Entry into a Material Definitive Agreement.
Third Amendment to the Second Amended & Restated Credit Agreement
On September 9, 2019, Ubiquiti Inc. (formerly knowns as Ubiquiti Networks, Inc.) (the “Company”), as borrower, Ubiquiti International Holding Company Limited (the “Cayman Borrower”), as a released party, and certain subsidiaries entered into the Third Amendment (the “Third Amendment”) to the Second Amended & Restated Credit Agreement, dated January 17, 2018 (as amended by that certain First Amendment, dated as of June 19, 2018, and that certain Second Amendment dated as of March 15, 2019, the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), the other financial institutions named as lenders therein, and Wells Fargo as administrative agent and collateral agent for the lenders.
The Third Amendment (a) increased the maximum aggregate amount of revolving loan commitments from $400 million to $700 million, (b) increased the term loan facility outstanding amount from $462.5 million to $500 million and (c) increased the Company’s option to request increases in the amounts of the senior secured revolving credit facility and senior secured term loan facility from $300 million to $400 million, plus the amount by which the revolving facility is optionally prepaid other than with indebtedness (with an accompanying permanent optional reduction in the revolving credit commitment under the Credit Agreement), plus an amount of additional indebtedness that would not cause the consolidated secured leverage ratio to exceed 2.25 to 1.00, subject to the Company’s pro forma compliance with financial covenants, the administrative agent’s approval, the Company obtaining commitments for such increase and other customary conditions.
In addition, the Third Amendment (a) released the Cayman Borrower from its obligations as a borrower under the Credit Agreement, (b) released all of the foreign subsidiaries that were previously party to the Credit Agreement as guarantors of the obligations of the released Cayman Borrower and (c) made conforming amendments to the provisions of the Credit Agreement and other Loan Documents to reflect the release from the Credit Agreement.
The Third Amendment also modified certain definitions, eliminated the $250 million minimum liquidity covenant and increased the maximum consolidated total leverage ratio from 3.25 to 1.00 to 3.75 to 1.00. All other material terms and provisions of the Credit Agreement remain substantially identical to the terms and provisions in place immediately prior to the effectiveness of the Third Amendment, other than the revision or inclusion of certain customary market provisions. The maturity date for the credit facility remains January 17, 2023.
The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Wells Fargo and the lenders and other financial institutions party to the Credit Agreement, as amended by the Third Amendment, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Third Amendment set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1
Third Amendment, dated as of September 9, 2019, to Second Amended and Restated Credit Agreement, dated as of January 17, 2018, by and among Ubiquiti Inc. (formerly known as Ubiquiti Networks, Inc.), as borrower, Ubiquiti International Holding Company Limited, as a released party, certain subsidiaries of the borrower, as guarantors, the lenders and other financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBIQUITI INC.

September 12, 2019	By:	/s/ Robert J. Pera
	Name:	Robert J. Pera

EXHIBIT INDEX

Exhibit Number	Description

10.1
Third Amendment, dated as of September 9, 2019, to Second Amended and Restated Credit Agreement, dated as of January 17, 2018, by and among Ubiquiti Inc. (formerly known as Ubiquiti Networks, Inc.), as borrower, Ubiquiti International Holding Company Limited, as a released party, certain subsidiaries of the borrower, as guarantors, the lenders and other financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent.